Exhibit 10.53

ASSIGNMENT AGREEMENT

This assignment agreement ( “Assignment Agreement”) is entered into as of May 17, 2017, by and between Mikah Pharma LLC (“Mikah”) organized and existing under the laws of Delaware having an office at 20 Kilmer Drive, Hillsborough, NJ 08844 (the “Mikah”), and Elite Laboratories, Inc. (“Elite”) organized and existing under the laws of Delaware having an office at 165 Ludlow Avenue, Northvale, NJ 07647. Capitalized terms used but not defined herein shall have the meanings ascribed to them in that certain Supply and Distribution Agreement between Mikah Pharma LLC and Dr. Reddy’s Laboratories, Inc. at 107 College Road East, Princeton, NJ 08540 dated as of May 4, 2017 (the “Distribution Agreement”).

WHEREAS, Dr. Reddy and Mikah Mikah entered into the Distribution Agreement for sales and distribution of the Product;

WHEREAS, on May 16, 2017, Mikah sold all of its rights, interests and obligations to Elite for the Product in the Distribution Agreement.

WHEREAS, under Section 13.8 of the Distribution Agreement, the Mikah wishes to transfer and assign to the Elite all of the Mikah’s rights and interests in and to, and obligations under the Distribution Agreement, and the Elite wishes to be the Elite and transferee of such rights, interests and obligations;

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Assignment and Assumption. The Mikah hereby transfers and assigns to the Elite, and the Elite hereby acquires from the Mikah all of the Mikah’s rights, and interests in and to the Distribution Agreement, of whatever kind or nature, and the Elite hereby assumes and agrees to perform all obligations, duties, liabilities and commitments of the Mikah under the Distribution Agreement, of whatever kind or nature.

3. Effectiveness. This Assignment Agreement shall be effective as of the date set first set forth above.

4. Governing Law; Binding Effect. This Assignment Agreement shall be governed in accordance with the substantive laws of the State of New Jersey, United States without giving effect to that State’s rules on conflicts of law, and any litigation that may arise herefrom shall be instituted in any U.S. Federal Court that has jurisdiction.

5. Counterparts. This Assignment Agreement may be executed in one or more counterparts, including facsimile counterparts, each of which shall be deemed to be an original copy of this Assignment Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. Delivery of such counterparts by facsimile or electronic mail (in PDF or .tiff format) shall be deemed effective as manual delivery.

IN WITNESS WHEREOF, the Elite and Mikah have executed this Assignment Agreement as of the date first set forth above.

:
ELITE LABORATORIES, INC.
By:	/s/ Carter Ward

Name:	Carter Ward

Title:	CFO

:
MIKAH PHARMA LLC
By:	/s/ Nasrat Hakim

Name:	Nasrat Hakim

Title:	CEO